UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 4, 2025
SLEEP NUMBER CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

000-25121	41-1597886
(Commission File Number)	(IRS Employer Identification No.)

1001 Third Avenue South, Minneapolis, MN  55404
(Address of principal executive offices) (Zip Code)
(763) 551-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNBR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 4, 2025, Sleep Number Corporation, a Minnesota corporation (“Sleep Number”), entered into a Twelfth Amendment (the “Twelfth Amendment”) amending the Amended and Restated Credit and Security Agreement, dated as of February 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among U.S. Bank National Association (“U.S. Bank”), as Administrative Agent, Swing Line Lender and Issuing Lender, and certain other financial institutions party thereto.

The Twelfth Amendment, among other things: (a) extends the maturity date of the Credit Agreement to December 3, 2027; (b) reduces the revolving credit facility from $485 million to $475 million, which decreases further to $465 million on July 31, 2026; (c) replaces the leverage-based pricing grids used to determine the Applicable Margin and Applicable Commitment Fee Rate (each as defined in the Credit Agreement) in favor of (I) with respect to Applicable Margin for Term SOFR Loans, (x) 4.0% until December 31, 2026 and (y) 4.25% starting January 1, 2027 and continuing thereafter, and (II) with respect to the Applicable Commitment Fee Rate, (x) 0.50% until December 31, 2026 and (y) 0.75% starting January 1, 2027 and continuing thereafter; (d) on each Regularly Scheduled Payment Date (as defined in the Credit Agreement) occurring on and after March 31, 2027, increases the amortization of outstanding term loans an additional $1,250,000 (for an aggregate scheduled principal payment of $3,750,000); (e) terminates the accordion feature; (f) adjusts the permissible maximum Net Leverage Ratio (as defined in the Credit Agreement) to (I) 5.25 to 1.00 for the quarterly reporting period ended September 27, 2025, (II) 4.50 to 1.00 for the quarterly reporting period ending January 3, 2026, (III) 4.75 to 1.00 for the quarterly reporting period ending April 4, 2026, (IV) 4.80 to 1.00 for the quarterly reporting period ending July 4, 2026, and (V) 4.00 to 1.00 for each quarterly reporting period thereafter; (g) adjusts the Liquidity financial covenant so that the Company must ensure that liquidity is no lower than $30 million until September 30, 2026, and $40 million for each monthly reporting period thereafter; (h) adjusts the permissible minimum Interest Coverage Ratio to (I) 1.50 to 1.00 for the quarterly reporting period ended September 27, 2025, (II) 2.10 to 1.00 for the quarterly reporting periods ending January 3, 2026 and April 4, 2026, (III) 1.80 to 1.00 for the quarterly reporting period ending July 4, 2026, (IV) 2.10 to 1.00 for the reporting period ending October 3, 2026, and (V) 2.20 to 1.00 for each quarterly reporting period occurring thereafter; (i) adds a new quarterly minimum EBITDA covenant test that begins for the quarterly reporting period ending April 4, 2026; (j) adjusts the consolidated EBITDA calculation to include an addback for certain expenses and costs incurred for the trailing twelve months for discontinued operations, downsized functions and employment expenses for laid-off employees; and (k) provides for additional and more frequent reporting requirements. Following such amendment, the Company was in compliance with all covenants.

In connection with the Twelfth Amendment, the Company agreed to pay the lenders certain amendment fees and to reimburse the lenders for certain expenses. The foregoing description of the Twelfth Amendment is qualified in its entirety by reference to the complete terms of the Twelfth Amendment, which Sleep Number will file as an exhibit to its forthcoming Quarterly Report on Form 10-Q.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
As announced in a Form 8-K filed March 13, 2025, Stephen L. Gulis, Jr., agreed to retire or resign from the Board no later than the completion of the Company’s debt refinancing or at the conclusion of the 2026 Annual Meeting, whichever occurs first. The Board determined that the Twelfth Amendment referenced in Item 1.01 above was a qualifying "debt refinancing," and thus Mr. Gulis retired from the Board effective November 4, 2025. As previously disclosed, Mr. Gulis's decision to retire was not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

The Company and the Board express their deep appreciation to Mr. Gulis for his many contributions and his years of dedicated and outstanding service to the Company. The Company and the Board wish him the very best in his future endeavors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLEEP NUMBER CORPORATION
(Registrant)

Dated: November 5, 2025	By:	/s/ Samuel R. Hellfeld
	Name:	Samuel R. Hellfeld
	Title:	Executive Vice President, Chief Legal and Risk Officer